Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-265907 and 333-278900) and Form F-3 (File No. 333-278912) of UTime Limited (the “Company”) of our report dated July 30, 2024 relating to the Company’s consolidated financial statements which appears in this Annual Report on Form 20-F for the year ended March 31, 2024.

/s/ Audit Alliance LLP

Singapore

July 30, 2024